Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sera Prognostics, Inc. for the registration of shares of its Common Stock, Preferred Stock, Debt Securities, Warrants, Rights and Units and to the incorporation by reference therein of our report dated March 20, 2024, with respect to the financial statements of Sera Prognostics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 7, 2024